EXHIBIT 10.22(a)
SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Pawan Gupta (“Employee”) and BSQUARE CORPORATION (“Employer”), and is in consideration of their mutual undertakings as set forth in this Agreement.
     Employer no longer has a need for Employee’s services effective November 1, 2006 (“Termination Date”). In order to assist Employee in his transition to new employment and to mitigate financial hardship, Employer is offering Employee financial and other assistance to which Employee may not otherwise be entitled. The purpose of this Agreement is to clearly set forth the terms and conditions of Employee’s departure. Therefore, the parties agree as follows:
     1. Nonadmission of Liability: This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Employee. Additionally, this Agreement shall not be construed as an admission by Employee of any misconduct.
     2. Severance Pay and Benefit: Employee will continue on Employer’s payroll through the March 1, 2007. During this severance period, Employee will be paid his regular salary, including payment for all company holidays, through that date, but exclusive of any bonuses, if applicable. Employee will receive his last severance payment on the first regular payroll following March 1, 2007. Employee’s other benefits, including PTO etc. will cease on the Termination Date. Employee will be paid the entire balance of his accrued PTO, on the next payroll following the Termination Date.
     3. Benefits Continuation: BSQUARE will continue to pay for the Employer’s portion of Employee’s medical/dental/vision coverage for the month of December. Effective January 1, 2007, Employee and/or his covered spouse and dependents may elect a temporary extension of medical, dental and vision plan coverage at group rates (called “COBRA continuation coverage”). Employee and/or his covered spouse must pay all applicable premiums for that COBRA continuation coverage. Employer will provide Employee and his covered spouse with a separate notice summarizing their COBRA continuation coverage rights and obligations, as well as an election form.
     4. No Other Compensation: Employee acknowledges that he has been paid all other compensation or benefits which he might have been owed by Employer, and that Employer is not obligated in any event to pay or provide Employee with any further compensation or benefits of any nature.
     5. Unemployment Compensation: If Employee files for unemployment compensation benefits, Employer will not contest Employee’s eligibility for unemployment compensation.
     6. Confidentiality: Employee agrees not to disclose the terms of this Agreement to anyone or to acknowledge its existence to anyone. Employee may disclose the terms of this Agreement only to his immediate family, his attorney (if any), and his accountant or other similar advisor, and Employee shall direct each such person to maintain the confidentiality of the Agreement.
          6.1 In recognition of the significant value that BSQUARE places on its Confidential Information, BSQUARE had Employee sign a Proprietary Rights Agreement (“PRA”) when Employee began employment with BSQUARE dated January 4, 2005, as subsequently amended on August 29, 2005. In that Agreement, Employee made some important promises which remain in effect even after Employee’s departure from BSQUARE:
•	Employee agreed to preserve the confidentiality of BSQUARE’s “Confidential Information” and to use it only for BSQUARE’s benefit. Confidential Information includes information related to any aspect of BSQUARE’s business (business, technical or otherwise) that is either proprietary (meaning that BSQUARE developed it and owns it) or that is not known by actual or potential competitors. (See Paragraph 1 and sub-parts of the PRA, “Confidentiality Obligations”).

•	Employee agreed not to disclose BSQUARE’s Confidential Information, without permission, and to protect it even from “inadvertent disclosure.” (See Paragraph 1.1 of the PRA, “Safeguard of Confidential Information”).

•	Employee agreed that, during Employee’s employment and for a period of four months from the separation of Employee’s employment, Employee would not directly or indirectly attempt to induce customers or employees of BSQUARE to cease their relationship with BSQUARE. (See Paragraph 5.1 of the PRA, “Nonsolicitation”).

•	Employee agreed that, during Employee’s employment and for a period of four months from the separation of Employee’s employment, Employee would not directly or indirectly, be employed by, own, manage, operate, join, benefit from or be connected to a business activity that is competitive with BSQUARE’s business or that could reasonably be anticipated to be so by Employee. (See Paragraph 5.2 of the PRA, “Noncompetition”).
          6.2 If it comes to BSQUARE’s attention that Employee has disclosed Confidential Information, violated Employee’s non-solicitation or non-competition obligations, etc., there are legal claims that BSQUARE could assert against Employee. The scope of relief could include a temporary restraining order/permanent injunction preventing Employee from disclosing information, money damages, and reimbursement for our attorneys’ fees and costs. Those claims include:
•	Breach of the Proprietary Rights Agreement.

•	Tortious interference with a business expectancy.

•	Violation of the Uniform Trade Secrets Act.
     BSQUARE fully reserves its rights under the contractual arrangements between Employee and BSQUARE as well as any and all common law protections that may be available to BSQUARE.
     7. Release of Claims: In exchange for the consideration and other benefits contained in this Agreement, which Employee is not otherwise entitled to receive, Employee and his successors and assigns forever release and discharge Employer, any of Employer’s parent, subsidiary or related companies, any Employer-sponsored employee benefit plans in which Employee participates, and all of their respective officers, directors, trustees, shareholders, agents, employees, employees’ spouses, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages related in any way to Employee’s employment by Employer, including costs and attorneys’ fees (collectively “Claims”) whether known, unknown, or later discovered, arising from any acts or omissions that occurred prior to the date Employee signs this Agreement.
     This release includes but is not limited to: (i) any Claims under any local, state, or federal laws regulating employment, including without limitation, the Age Discrimination in Employment Act, the Civil Rights Acts, the Americans with Disabilities Act, and the Washington Law Against Discrimination (RCW 49.60 et seq.); (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state, or federal wage and hour laws; (iv) Claims alleging any legal restriction on Employer’s right to terminate its employees; (v) Claims under express or implied contracts; or (vi) Claims alleging personal injury, including without limitation defamation, tortious interference with business expectancy, black listing, or infliction of emotional distress.
     8. No Claims: Employee represents that he has not filed any Claim with any court or agency against Employer or Releasees concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing an action to enforce the terms of this Agreement. Employee further represents that he has not transferred or assigned, or purported to assign, to any person or entity any claim, or any portion thereof or interest therein, related in any way to Employer, its officers, employees, or agents Employee waives any right he may have to recover any damages or any other relief in any claim or suit brought by the Equal Employment Opportunity Commission or anyone else.
     9. No Representations: Employee warrants that, except as expressly set forth herein, no representations of any kind or character have been made to him by Employer or by any of their agents, representatives, or attorneys to induce the execution of this Agreement.
     10. Voluntary Agreement: Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion or duress, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee acknowledges that Employer advised him to consult with legal counsel regarding any and all aspects of this Agreement, and that he has availed himself of that opportunity to the extent desired. Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and has signed this Agreement only after full reflection and analysis.
     11. Stock Options: Employee’s stock options shall continue to vest until such time as the last amounts are paid to Employee under this Agreement which the parties anticipate will be on the next payroll following the Termination Date. Employee will have ninety dates from the date the last amounts are paid in which to exercise any vested options. Any non-vested options will terminate as of the date the last amounts are paid.
     12. Return of Property: Employee acknowledges that he has returned to Employer all company-owned property, including his laptop, in his possession or will do so prior to the delivery of a signed copy of this Agreement, specifically including all keys and keycard badges, all company-owned equipment (with the exception of Employee’s cell phone which Employee may retain), and all company documents, and computer-stored or transmitted information, specifically including all trade secrets, and/or confidential company information. Employer will terminate Employee’s company-paid cell phone service effective on the Termination Date.
     13. Consideration Period: Employee acknowledges that he has been given 21 calendar days in which to consider this Agreement and was given the option to sign the Agreement in fewer than 21 calendar days if he desired.
     14. Miscellaneous: If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.
          14.1 This Agreement sets forth the entire understanding between the parties in connection with its subject matter and supersedes all prior written or oral agreements or understandings concerning the subject matter of this Agreement. This Agreement shall not supercede or limit the PRA (as amended), previously executed by Employee, the terms of which shall remain in full force and effect. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.
          14.2 This Agreement is made and shall be construed and performed under the laws of the State of Washington. Language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

BSQUARE Corporation	Employee

Brian T. Crowley	Pawan Gupta
Its CEO

Dated:	Dated: